Exhibit 10.2

STRATEGIC ALLIANCE AGREEMENT

dated as of August 26, 2015

among

Sucampo Pharmaceuticals, Inc.,

Sucampo Pharma, LLC.

and

R-Tech Ueno, Ltd.

i

ii

STRATEGIC ALLIANCE AGREEMENT

This STRATEGIC ALLIANCE AGREEMENT is made and entered into as of August 26, 2015 (this “Agreement”), by and among R-Tech Ueno, Ltd., a corporation organized under Japanese law (the “Company”), Sucampo Pharma, LLC., a corporation organized under Japanese law (“Acquiror”), and Sucampo Pharmaceuticals, Inc., a corporation organized under Delaware law (“SPI,” and, together with the Company and Acquiror, collectively, the “Parties”).

RECITALS

WHEREAS, the Acquiror is a wholly-owned subsidiary of SPI, which operates a biopharmaceutical business focused on the research and development of proprietary drugs;

WHEREAS, the Company operates a drug discovery and manufacturing business;

WHEREAS, Acquiror and the Company share the objective of creating a combined biopharmaceutical company that can drive considerable growth in global markets, including Japan;

WHEREAS, the Company has currently in issuance and outstanding 19,312,300 shares of common stock (the “Common Stock”) and stock options representing an additional 328,600 shares of Common Stock (the “Stock Options”, and together with the issued and outstanding Common Stock, the “Target Securities”);

WHEREAS, pursuant to the terms and subject to the conditions set forth herein, Acquiror has agreed to commence a tender offer bid (such tender offer bid, including any amendments or extensions thereto made in accordance with the terms of this Agreement and applicable Law, including Articles 27-2 through 27-22 of the FIEL, the “Offer”) to acquire for cash (i) all of the issued and outstanding shares of Common Stock at a price per share of JPY1,900 (the “Share Offer Price”) and (ii) all of the outstanding Stock Options at the price prescribed in this Agreement;

WHEREAS, the Company has agreed, on the terms and subject to the conditions set forth herein, to support the Offer and recommend the holders of Target Securities to tender their shares of Common Stock and Stock Options to the Offer and publicly announce such statement;

WHEREAS, Jefferies Finance LLC (“Jefferies”) has entered into a financing commitment letter, dated as of August 26, 2015, between SPI and Jefferies (the “Financing Commitment”), pursuant to which Jefferies has committed to provide debt financing for the Offer in the aggregate amount and on the terms and conditions set forth therein (the “Financing”);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01    Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Acquiror” shall have the meaning set forth in the preamble hereto.

“Action” shall mean any claim, action, suit, arbitration, mediation, proceeding or investigation, whether civil, criminal or administrative, by or before any Governmental Authority or arbitral body.

“Affiliate” shall mean, (i) with respect to a particular individual, (A) the individual’s spouse and any parent, child, sibling, grandparent, grandchild, aunt, uncle, niece, nephew of the individual or the individual’s spouse, (B) any Person that is directly or indirectly controlled by the particular individual or any such family member of the particular individual or his/her spouse, (C) any Person in which the particular individual or any such family member of the particular individual or his/her spouse has a material financial interest, and (D) any Person with respect to which the particular individual or such family member of the particular individual or his/her spouse serves as a director, officer or partner (or in a similar capacity); and (ii) with respect to any specified Person other than an individual, (A) any Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the Person specified, (B) any Person in which the specified Person has a material financial interest, and (C) any Person which has a material financial interest in the specified Person. “Control” and its derivative words mean the possession, direct or indirect, of the power to direct or cause the direction of the decisions, management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the majority of the directors or the members of a similar governing body of a Person.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Annual Financial Statements” shall have the meaning set forth in Section (j) of Schedule 3.01.

“Business Day” shall mean any day other than a Saturday or Sunday, or any other day on which commercial banks in Tokyo, Japan or New York in the U.S.A. are authorized or required by applicable Law to close.

“Closing” shall mean the Settlement in accordance with the terms of this Agreement.

“Closing Date” shall mean the date on which the Closing occurs.

“Common Stock” shall have the meaning set forth in the recitals hereto.

“Company” shall have the meaning set forth in the recitals hereto.

“Company Disclosure Letter” shall mean the letter dated the same date as this Agreement from the Company to the Acquiror disclosing information constituting exceptions to the representations and warranties given by the Company pursuant to Section 3.01.

“Company’s Position Statement” shall have the meaning set forth in Section 2.03(b).

“Contract” shall mean any contract, agreement, instrument, undertaking, indenture, commitment, loan, license or other legally binding obligation, whether written or oral.

“Environmental Claim” shall mean any claim, action, cause of action, suit, investigation or proceeding by any Person alleging liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, fines or penalties) for any Losses arising from (a) presence or Release of any Hazardous Substance at any location, whether or not owned or operated by the Company or any Subsidiaries, or (b) circumstances forming the basis of noncompliance with or liability under any Environmental Laws.

“Environmental Laws” shall mean any Law or Order of any Governmental Authority relating to the protection of the environment (including protection of air, water, soil, and natural resources), human health, natural resources or the use, storage, handling, release, exposure to or disposal of any Hazardous Substance, as in effect on the date hereof.

“FIEL” shall mean the Financial Instruments and Exchange Law of Japan (kinyuu-shohin-torihiki-ho) (Law No. 25 of 1948, as amended).

“Financing” shall have the meaning set forth in the recitals hereto.

“Financing Commitment” shall have the meaning set forth in the recitals hereto.

“Financing Party” shall have the meaning set forth in Section 4.09.

“Financial Statements Date” shall have the meaning set forth in Section (j) of Schedule 3.01.

“GAAP” shall mean Japanese generally accepted accounting principles in effect from time to time.

“Governmental Authority” shall mean any domestic, foreign or supranational government, governmental authority, court, tribunal, agency or other regulatory, administrative or judicial agency, commission or organization (including self-regulatory organizations), tribunal or arbitral body, stock exchange, and any subdivision, branch or department of any of the foregoing.

“Hazardous Substance” shall mean any substance that is regulated as hazardous, toxic, radioactive, or as a pollutant, contaminant or harmful biological agent, including petroleum and any derivative or by-products thereof, that may give rise to liability under any Environmental Laws.

“Indebtedness” shall mean, for any Person, all obligations, contingent or otherwise, of that Person (i) for borrowed money, (ii) evidenced by notes, debentures or similar instruments, (iii) under capitalized lease obligations, (iv) in respect of the deferred purchase price of securities or other assets, and (v) in respect of reimbursement obligations to reimburse any other Person for or in respect of any letter of credit, bankers’ acceptance, surety bonds or other financial guaranties.

“Indemnified Party” shall have the meaning set forth in Section 5.03.

“Indemnifying Party” shall have the meaning set forth in Section 5.03.

“Intellectual Property Rights” shall mean all patents, patent rights, licenses, inventions, copyrights, trademarks, service marks, logos, trade dress, design rights, trade or business names, domain names, trade secrets, know-how, in each case of a proprietary nature and any proprietary confidential information systems processes or procedures of the intellectual property (whether, in each case, registered, unregistered or unregistrable, and including pending applications for registration and rights to apply for registration) and all rights of a similar nature or having similar effect which may subsist in any part of the world.

“Japan Business Day” shall mean any day other than a Saturday or Sunday, or any other day on which commercial banks in Tokyo, Japan are authorized or required by Japanese Law to close.

“Jefferies” shall have the meaning set forth in the recitals hereto.

“Launch Date” shall have the meaning set forth in Section 2.02(a).

“Law” shall mean, with respect to any Person, any law, statute or ordinance, or any rule, regulation, standard, judgment, order, writ, injunction, ruling, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is legally binding on such Person.

“Lenders” shall mean Jefferies and a syndicate of banks, financial institutions and other lenders providing the Financing pursuant to the terms of the Financing Commitment.

“Lien” shall mean a lien, charge, option, mortgage, pledge, security interest, claim, deed of trust, hypothecation or encumbrance of any kind.

“Losses” shall mean damages, losses or liabilities (including judgments, awards, interest and penalties), together with costs and expenses reasonably incurred, including the reasonable fees and disbursements of legal counsel.

“Material Adverse Effect” shall mean any fact, event, circumstance, occurrence, change or effect that individually or in the aggregate has or is reasonably likely to have a material adverse effect on the business, financial condition, assets, operations, or results or prospects of operations of the Company, taken as a whole.

“Material Contract” shall mean any Contract or other agreement to which the Company is a party, and is material to the business, operations, or material properties or assets of the Company. The Material Contracts shall include, without limitation, any Contract or other agreement:

(i)            which is described under “Part 1. Company’s Information – II. Description of the Company – 5. Material Contracts Relating to Business” in the securities report (yuka-shoken-hokokusho) of the Company filed with the Kanto Local Finance Bureau on June 24, 2015 in accordance with Article 24, Paragraph 1 of the FIEL, except for the License Agreement with Astellas Pharma Inc., which is no longer effective;

(ii)          under which the Company has incurred outstanding Indebtedness, guarantees or Liens, or has assumed other similar obligations;

(iii)        which will materially limit ability of the Company to compete in any line of business or geographic area or make use of any material Intellectual Property Rights owned by the Company;

(iv)        relating to the acquisition or disposition of companies or businesses by the Company (whether by purchase or sale of shares or assets, by merger, or otherwise);

(v)          under which the Company has made a loan or capital contribution to or any investment in any Person other than the Company;

(vi)        which establishes or relates to the termination, creation or operation of a joint venture, partnership, or other similar profit (or loss) sharing arrangement;

(vii)      which requires or restricts the payment of dividends or distributions in respect of the capital stock of the Company;

(viii)    which was entered into outside the ordinary course of business and which involves obligations or liabilities in excess of […***…];

(ix)        which requires the Company or any successor or acquiror of the Company to make any payment to another Person as a result of a change of control of the Company;

(x)          with any Affiliate, director, executive officer, any holder of 5% or more of the outstanding shares of Common Stock or immediate family members (other than Contracts for stock options); or which, either as a single Contract or series of related or affiliated Contracts or work orders, constituted one of the 20 largest Contracts of the Company on the basis of revenues generated in the most recent fiscal year.

“Offer” shall have the meaning set forth in the recitals hereto.

“Offer Documents” shall have the meaning set forth in Section 2.02(d).

“Offer Period” shall have the meaning set forth in Section 2.02(a).

“Order” shall mean any order, injunction, judgment, decree, ruling, assessment, judicial or administrative order, award or determination of any Governmental Authority or arbitrator.

“Organizational Documents” shall mean the articles of incorporation, the rules of the board of directors, the share handling regulations, the partnership agreement, the limited liability company agreement, the operating agreement or other similar governing instruments, in each case as amended as of the date specified, of any Person.

“Owned Real Property” shall mean the land listed on Schedule III.

“PAL” shall mean the Pharmaceutical Affairs Law of Japan (iyakuhin-iryoukikito-no-hinshitu-yukousei-anzensei-no-kakuhoto-ni-kansuru-horitu) (Law No. 145 of 1955, as amended).

“Parties” shall have the meaning set forth in the preamble hereto, and “Party” shall mean either of the Parties.

“Permits” shall have the meaning set forth in Section (g) of Schedule 3.01.

“Person” shall mean any natural person, general or limited partnership, limited liability company, limited liability partnership, corporation, joint stock company, trust, unincorporated association, joint venture, Governmental Authority, or other entity, whether acting in an individual, fiduciary or other capacity.

“Products” shall have the meaning set forth in Section (u) of Schedule 3.01.

“Registered IP” shall have the meaning set forth in Section (v) of Schedule 3.01.

“Release” shall mean any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Settlement” shall have the meaning set forth in Section 2.02(e).

“Settlement Date” shall mean the 5th Japan Business Day following the last day of the Offer Period, except as such date may be adjusted pursuant to Section 2.02(f).

“Share Offer Price” shall have the meaning set forth in the recitals hereto.

“SPI” shall have the meaning set forth in the recitals hereto.

“Squeeze-out” shall mean any squeeze out transaction that Acquiror determines necessary and appropriate to make the Company wholly owned subsidiary of the Acquiror after the Settlement.

“Stock Options” shall have the meaning set forth in the recitals hereto.

“Stock Purchase Agreement” shall mean the stock purchase agreement among, dated August 26, 2015 entered into by Acquiror, and Ryuji Ueno, MD, Sachiko Kuno, S&R Technology Holdings, LLC and S&R Foundation.

“Strategic Business Alliance” shall have the meaning set forth in Section 2.01.

“Subsidiaries” shall mean, with respect to any Person, any juridical Person of which more than 50% of the voting power of the outstanding voting securities or more than 50% of the outstanding economic equity interest is held, directly or indirectly, by such Person, and in any event will include any Person that is fully included in the consolidated financial statements of such Person prepared in accordance with GAAP.

“Sucampo Group” shall have the meaning set forth in Section 2.01.

“Superior Offer” shall have the meaning set forth in Section 2.03(a).

“Target Securities” shall have the meaning set forth in the recitals hereto.

“Taxes” shall mean all taxes, charges, fees, levies or other assessments, including income, capital, gross receipts, excise, property, stamp, registrations, sales, license, payroll, consumption, withholding and franchise taxes, escheat obligation, and any secondary tax liability, imposed by Japan or any other country or any local government or taxing authority or political subdivision or agency thereof or therein, and such term shall include any interest, penalties or additions attributable to such taxes, charges, fees, levies or other assessments.

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tender Offer Agent” shall mean Nomura Securities Co., Ltd.

“Tender Offer Explanatory Statement” shall have the meaning set forth in Section 2.02(d).

“Tender Offer Registration Statement” shall have the meaning set forth in Section 2.02(d).

Section 1.02    Interpretation. Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph of this Agreement; (b) references in this Agreement to articles, sections or paragraphs refer to articles, sections or paragraphs of this Agreement; (c) headings of sections are provided for convenience only and should not affect the construction or interpretation of this Agreement; (d) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (e) words importing the singular shall also include the plural, and vice versa; (f) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (g) any reference to a statute refers to such statute as it may have been or may be amended from time to time, or to such statute’s successor, and shall be deemed also to refer to all rules and regulations promulgated thereunder; (h) any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date; (i) “or” shall include the meanings “either” or “both”; and (j) the symbols “JPY” or “¥” shall refer to the lawful currency of Japan.

ARTICLE II

TRANSACTION

Section 2.01    Strategic Alliance. For the purpose of creating a combined company that can drive considerable growth in global markets, including Japan, the Parties agree to form a strategic business alliance (the “Strategic Business Alliance”) among Acquiror and SPI and its Affiliates (collectively, the “Sucampo Group”) and the Company, subject to the successful Closing. The Parties intend to achieve the purpose of such Strategic Business Alliance by mutual cooperation in, among others, the following areas:

(a)           ensuring that the transaction contemplated in this Agreement would provide Sucampo Group with increased revenues—primarily from combining Sucampo Group’s existing sales with those from the Company—enhanced profitability, strong cash flow generation and a robust balance sheet and the improved financial strength of SPI as the parent company would also accrue to the benefit of its subsidiaries, which will include the Company after the Closing;

(b)           ensuring that Sucampo Group and the Company together would have a deeper and broader development pipeline of potential drug candidates in development across four major therapeutic areas—gastroenterology, ophthalmology, autoimmune, and inflammation—and greater resources, both financially and operationally, to maximize these opportunities, and consistent with the Target Company’s business strategy, such development pipelines (some of these drug candidates) could be out-licensed to external firms to create even greater value; and

(c)           ensuring that both Sucampo Group and the Company would have greater opportunity to conduct business development transactions, and through the relationships of the Company and increased presence in the Japanese market, Sucampo Group would gain greater access to the Japanese biotech community and Japan’s well-regarded scientific institutions and researchers, and the Company would receive access to Sucampo Group’s expertise in identifying, negotiating and managing key alliances.

Section 2.02    Obligations of Acquiror.

(a)           Commencement of the Offer. Subject to the terms and conditions herein, Acquiror agrees to commence the Offer on August 27, 2015 (the “Launch Date”) to acquire for cash (i) all of the issued and outstanding shares of Common Stock at the Share Offer Price and (ii) all of the outstanding Stock Options at the price as set out in Schedule I. The Offer shall be open for acceptance from the time of commencement until a time that is not earlier than 3:30 p.m. (Tokyo time) on the 30th Japan Business Day from and including the Launch Date (as adjusted pursuant to Section 2.02(f) below, the “Offer Period”).

(b)           Conditions to the Commencement of the Offer. Acquiror’s obligation to commence the Offer will be subject to satisfaction (or waiver in writing by Acquiror in its sole discretion) of each of the following conditions on the Launch Date:

(i)            The representations and warranties of the Company set forth in Section 3.01 shall be true and correct in all material respects;

(ii)          The Company shall have duly performed its obligations required to be performed by it prior to the Launch Date under this Agreement;

(iii)        The board of directors of the Company unanimously (a) shall have made a resolution approving a statement of opinion in support of the Offer and recommending the holders of shares of Common Stock and Stock Options to tender their shares and Stock Options to the Offer, with recommendation by the independent committee of the Company, and have publicly announced such statement, and (b) have not revoked such statement;

(iv)        The board of directors of the Company unanimously shall have made a resolution revealing its intention to support the Squeeze-out (including the price to be offered therein) and have publicly announced such intention, and have not revoked such intention;

(v)          For the purpose of approving the transfer of Stock Options that will be tendered to the Offer and releasing any transfer restriction for such Stock Options provided in relevant contracts between the Company and the holders of such Stock Options, the board of directors of the Company shall have made a resolution to authorize and instruct appropriate board members to approve the said transfer and release the said transfer restriction in a timely manner if requested in writing by any holders of such Stock Options;

(vi)        The Financing Commitment shall have been duly made and entered into by Jefferies;

(vii)      No temporary restraining order, preliminary or permanent injunction or other Order preventing the commencement of the Offer or the consummation of the Squeeze-out shall be in effect, and no Law shall have been enacted or shall be deemed applicable to the Offer or the Squeeze-out which makes the consummation of the Offer or the Squeeze-out illegal;

(viii)    All necessary consents, approvals (including, but not limited to, approval of the Financial Services Agency, Kanto Local Financial Bureau and Tokyo Stock Exchange) for the Offer shall have been obtained by Acquiror and the Company;

(ix)        The Company shall not have suffered a Material Adverse Effect since the Financial Statements Date; and

(x)          Acquiror shall have concurrently entered into a Stock Purchase Agreement with Ryuji Ueno, MD, Sachiko Kuno, S&R Technology Holdings, LLC and S&R Foundation.

(c)           Withdrawal of the Offer. Acquiror may withdraw the Offer upon the occurrence of any event listed in the FIEL Enforcement Ordinance and the Tender Offer Registration Statement.

(d)          Publication and Filing. Upon the commencement of the Offer, Acquiror shall publish a tender offer public notice and shall file a tender offer registration statement (the “Tender Offer Registration Statement”) with the Kanto Local Finance Bureau, each in accordance with the terms and conditions set forth in this Section 2.02 and Article 27-3 of the FIEL. Acquiror shall file with the relevant Governmental Authorities, publish and/or mail to holders of the Target Securities as required by Law (i) a copy of the Tender Offer Registration Statement, (ii) a tender offer explanatory statement (the “Tender Offer Explanatory Statement”) and (iii) each other document required under applicable Law to be so filed, published or mailed by it in connection with the Offer (collectively, the “Offer Documents”).

(e)           Settlement of the Offer. Unless the Offer has been withdrawn by Acquiror in accordance with terms of this Agreement, Acquiror shall cause payment in full for all Target Securities validly tendered (and not withdrawn) under the Offer (the “Settlement”) to be made by the Tender Offer Agent in immediately available funds as promptly as practicable following the end of the Offer Period and in no event later than the Settlement Date.

(f)            Extensions of the Offer Period and Amendments. Acquiror may, in its sole discretion, extend the Offer Period for such period as designated by Acquiror in accordance with Article 27-6 of the FIEL.

Section 2.03    Obligations of the Company.

(a)           Support of the Offer. Upon the commencement of the Offer, the Company (i) shall, by a unanimous resolution of its board of directors, and with recommendation by the independent committee of the Company, approve a statement of opinion in support of the Offer and recommending the holders of shares of Common Stock and Stock Options to tender their shares and Stock Options to the Offer and have publicly announced such statement, and (ii) shall not revoke such statement. The Company (1) shall also, by a unanimous resolution of its board of directors, and with recommendation by the independent committee of the Company, reveal its intention to support the Squeeze-out and (2) publicly announce such intention, and (3) shall not revoke such intention. Notwithstanding the forgoing, the Company may, upon prior consultation with the Acquiror, revoke or change such statement or intention, only if (A) there is any counter tender offer bid or any bona fide offer to acquire the Target Securities that is a Superior Offer and (B) the failure to take such action, on the basis of legal opinion issued in writing by legal counsel of the Company, would be reasonably expected to cause the board of directors of the Company to be in breach of its duty of care (zenkan-tyui-gimu) under Japanese law. For purposes of this Agreement, “Superior Offer” shall mean an unsolicited bona fide written offer by a third party to purchase all of the outstanding Target Securities that the Board of Directors of the Company determines, in its good faith judgment, after consultation with its outside legal counsel and its financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the offer and the ability of the Person making the offer to consummate the transaction and that would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transaction contemplated by this Agreement.

(b)           Publication and Filing. Upon the commencement of the Offer, the Company shall make public disclosure and file a company’s position statement (iken-hyoumei-houkokusho) (the “Company’s Position Statement”) with the Kanto Local Finance Bureau, each in accordance with in accordance with Section 2.03(a) and applicable Laws and in a manner and content as agreed with Acquiror.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01    Representations and Warranties of the Company. The Company hereby represents and warrants to Acquiror that, except as disclosed in the Company Disclosure Letter, the statements set forth in Schedule 3.01 are true and correct as of the date of this Agreement and will be true and correct as of the Launch Date and the Closing Date (or, if made as of a specified date, as of such specified date only).

Section 3.02    Representations and Warranties of Acquiror. Each of Acquiror and SPI hereby represents and warrants to the Company that the statements set forth in Schedule 3.02 are true and correct as of the date of this Agreement and will be true and correct as of the Launch Date and the Closing Date (or, if made as of a specified date, as of such specified date only).

ARTICLE IV

COVENANTS OF THE PARTIES

Section 4.01    The Company’s Obligation.

(a)           Ordinary Course of Business of the Company’s Operation. During the period from the date of this Agreement and the completion of the Squeeze-out (the “Restricted Period”), except as contemplated by this Agreement, required by applicable Law or otherwise agreed to in writing by Acquiror, the Company shall operate in the ordinary course of business consistent with the past practice and use its reasonable efforts to preserve intact the material components of its current business organization, including keeping available the services of current officers and key employees, and use its reasonable efforts to maintain its relations and good will with all material suppliers, material customers, governmental bodies and other material business relations intact its business relationships.

(b)           Restrictive Covenants. Without limiting Section 4.01(a), during the Restricted Period, except as contemplated by this Agreement, set forth in Schedule 4.01(b), required by applicable Law or otherwise agreed to in writing by Acquiror, the Company shall not:

(i)	sell, issue, grant, pledge or transfer or authorize the sale, issuance, grant, pledge or transfer of any capital stock or equity interest or other security of the Company or any instrument convertible into or exchangeable for any security of the Company, except for approval of the transfer of Stock Options that will be tendered to the Offer and release from any transfer restriction for such Stock Options provided in relevant contracts between the Company and the holders of such Stock Options;

(ii)	establish or adopt new employee benefits plans or provide increases in employee salaries, or benefits outside the ordinary course of business;

(iii)	hire new employees, other than at positions with annual salary and benefits costs of not more than […***…] or positions listed on Schedule 4.01(b) hereto;

(iv)	enter into change-in-control, severance, bonus or retention agreements with any directors, officers, employees or consultants of the Company;

(v)	enter into any collective bargaining agreement or other agreement with any labor organization or work council;

(vi)	make any material capital expenditure;

(vii)	license, acquire, dispose or cause or permit any Lien on any material right or material asset or property other than the sale of inventory in the ordinary course of business or dispositions of obsolete, surplus or worn out assets;

(viii)	amend or relinquish any material rights under any Material Contract or enter into any new Material Contracts;

(ix)	enter into any new line of business or discontinue any existing business, including commencement of any new development programs, pre-clinical studies or clinical trials except for those activities and costs that cannot be postponed and the Company is contractually obligated to perform or pay during the Restricted Period, and not to exceed the costs set forth in Schedule 4.01(b)(ix) of this Agreement, which Schedule shall include the budgeted costs of the development activities listed therein;

(x)	make any material change to any accounting methods or make any material tax election;

(xi)	commence or settle any legal proceeding;

(xii)	enter into any action or decision that could fall under any category of information subject to insider trading regulation under Article 166, Paragraph 1 or Article 167, Paragraph 1 of the FIEL;

(xiii)	declare or make payment of any dividends or other distribution to its shareholders;

(xiv)	revoke the resolution by the board of directors as set out in Section 2.02(b)(v);

(xv)	incur any Indebtedness or grant any Liens on any of its property or assets outside the ordinary course of business;

(xvi)	adopt, implement or take any actions or measures except for those permitted under this Agreement that could require Acquiror to amend or change, in part or whole, any of the Offer Documents or extend the Offer Period; or

(xvii)	authorize any of, or agree or commit to take, any of the actions described in clauses (i) through (xv) of this Section 4.01(b).

(c)           Notice and Consent. Prior to Closing, the Company shall provide a written notice to, or use its commercially reasonable efforts to obtain a written consent from each counterparty to a Material Contract to which the Company is party, if such contract so requires the Company in connection with the consummation of the transactions contemplated hereby.

(d)          Cooperation with the Offer. The Company agrees to take all reasonable actions available to them to cooperate with Acquiror in making the Offer and gathering tenders from existing shareholders of the Company, and shall provide such information and assistance as Acquiror or its agents may reasonably request in connection with communicating the Offer and any amendments and supplements thereto to the holders of the Target Securities and to such other Persons as are entitled to receive the Offer Documents under applicable Law, including, to the extent permissible, under the Personal Information Protection Law of Japan and other applicable Law. The Company acknowledges and agrees that Acquiror may state in any Offer Document or press release the Company’s support of the Offer and the Squeeze-out as set out in Section 2.03(a).

(e)           Financing. Acquiror shall use its reasonable efforts to take all actions and to do all things necessary, proper or advisable to arrange, consummate and obtain the proceeds of the Financing. The Company shall use its reasonable efforts to provide to Acquiror such customary cooperation as may be reasonably requested by Acquiror to assist Acquiror in causing the conditions in the Financing Commitment to be satisfied and such customary cooperation as is otherwise reasonably necessary and reasonably requested by Acquiror solely in connection with obtaining the Financing, which cooperation shall include (without limitation):

(i)            causing its management team, external auditors and other non-legal advisors to assist in preparation for and to participate in a reasonable number of meetings with the Lenders, and conference calls (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders of, the Financing and senior management (with appropriate seniority and expertise) of the Company), presentations and sessions with prospective lenders, investors and ratings agencies in connection with any of such Financing;

(ii)          using its reasonable efforts to cause the syndication and marketing efforts in connection with the Financing to benefit from the Company’s relationships with potential financing sources;

(iii)        providing customary authorization letters to the Lenders under the Financing Commitment authorizing the distribution of information to other prospective lenders and containing customary representations to the Lenders under the Financing Commitment;

(iv)        furnishing Acquiror and the Lenders promptly, and in any event at least five (5) business days prior to Closing, with all documentation and other information that any Lender has reasonably requested and that such Lender has determined is required by regulatory authorities in connection with the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act;

(v)          assisting in preparing of and, subject to the successful Squeeze-out, executing and delivering of any customary pledge and security documents, credit agreements, indentures, guarantees, ancillary documents and instruments and customary closing certificates and documents and assisting in preparing schedules (and providing necessary information relating thereto) as may be reasonably requested by Acquiror;

(vi)        obtaining customary payoff letters, Lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all Indebtedness;

(vii)      permitting the use of the Company’s logos, trademarks and trade names in connection with the Financing contemplated by the Financing Commitment; provided, that such logos, trademarks and trade names are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company;

(viii)    timely preparing a customary confidential information memorandum and other customary marketing materials with respect to the Financing; and

(ix)        promptly furnishing any other information as reasonably requested by Acquiror or the Lender in connection with the Financing.

Section 4.02    Consummation of the Squeeze-out. Subject to the successful Closing, the Company agrees to take all reasonable actions available to it to consummate the Squeeze-out and appointment of new directors of the Company as designated by Acquiror as soon as possible after the Closing, as reasonably requested by Acquiror, and shall provide such information and assistance as Acquiror or its agents may reasonably request in connection with communicating the Squeeze-out.

Section 4.03    Applications and Consents; Governmental Communications and Filings. Each Party shall cooperate and use its reasonable efforts in making all notifications to, and seeking all consents of, Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby as promptly as practicable. No Party shall take any action that would reasonably be expected to prevent or materially delay or impede the filing or receipt of such necessary or advisable notifications or consents.

Section 4.04    Further Assurance. Subject to the terms and conditions hereof, each Party covenants and agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, in good faith, all things applicable to it that are necessary, proper or desirable, or advisable under applicable Law to carry out the provisions contained in this Agreement and the transactions contemplated hereunder.

Section 4.05    Access. During the Restricted Period, upon reasonable advance notice to the Company, the Company shall: (a) provide Acquiror with reasonable access during normal business hours of the Company to the Company’s employees, consultants and other personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) promptly provide Acquiror copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Acquiror may reasonably request; provided, however, that any such access shall be conducted at Acquiror’s expense, at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company.

Section 4.06    Notifications. Each Party shall give prompt notice to the other Parties (and subsequently keep the other Parties informed on a current basis) upon its becoming aware of (a) any Actions commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Affiliates which relate to the Offer or the transactions contemplated by this Agreement, or (b) the occurrence or existence of any fact, event or circumstance that would or would be reasonably likely to (i) cause or constitute a material breach of any of its covenants or agreements contained herein, or (ii) impair or delay the completion of the Offer or the Closing; provided, however, the delivery of any notice pursuant to this Section 4.06 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to any Party receiving such notice.

Section 4.07    Confidentiality.

(a)           For […***…] ([…***…]) years from and after the date of this Agreement, the Company will hold and treat in confidence, and will not use, and will cause their Affiliates to hold and treat in confidence, all non-public documents and information (including any information with regard to terms and conditions of this Agreement) concerning Acquiror and each of its respective Affiliates, except to the extent that such documents and information (1) are required or requested (with prompt notice of such request to be made to Acquiror) to be disclosed by applicable Law or any Governmental Authority, (2) generally become available to the public through no fault of the Company, (3) become available to the Company on a non-confidential basis, or (4) are independently developed by the Company or its Affiliates without reference to the furnished information.

(b)           Until earlier of (i) the consummation of the Squeeze-out and (ii) the expiration of […***…] ([…***…]) year period from and after the date of this Agreement, Acquiror will hold and treat in confidence, and will not use, and will cause its Affiliates to hold and treat in confidence, all non-public documents and information concerning the Company, except to the extent that such documents and information (1) are required or requested (with prompt notice of such request to be made to Acquiror) to be disclosed by applicable Law or any Governmental Authority, (2) generally become available to the public through no fault of Acquiror or its Affiliates, (3) become available to Acquiror or its Affiliates on a non-confidential basis, or (4) are independently developed by Acquiror or its Affiliates without reference to the furnished information. Notwithstanding the foregoing, Acquiror may disclose such documents and information to its directors, officers, agents, consultants and other representatives (including attorneys, financial advisors, accountants, potential financing sources and the Lenders) of Acquiror or its Affiliates to the extent reasonably necessary for execution or performance of this Agreement.

Section 4.08    Public Announcement. Notwithstanding Section 4.07(b), Acquiror may make public announcement regarding the transactions contemplated by this Agreement, including the tender offer public notice, the Tender Offer Registration Statement, the Tender Offer Explanatory Statement, any amendments to any of the foregoing, and public announcements to be made in connection with the execution of this Agreement and after the Closing, in each case taking into account the requirements of all applicable Law. The Company shall not otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of Acquiror.

Section 4.09    No Lender Liability. Notwithstanding anything herein to the contrary, the Company hereby waives any rights or claims against Jefferies, each lead arranger and each other agent or co-agent (if any) with respect to the Financing, the Lenders, or any affiliate thereof and all of their respective affiliates and each director, officer, employee, representative and agent thereof (each, a “Financing Party”) in connection with this Agreement, the Financing or the Financing Commitment, whether at law or equity, in contract, in tort or otherwise, and the Company agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any Action against any Financing Party in connection with this Agreement or the transactions contemplated hereby (including any action relating to the Financing or the Financing Commitment). In furtherance and not in limitation of the foregoing waiver, it is agreed that no Lender shall have any liability for any claims, losses, settlements, damages, costs, expenses, fines or penalties to the Company in connection with this Agreement or the transactions contemplated hereby (including the Financing or the Financing Commitment).

Section 4.10    Employees of Company. Following the Closing Date, SPI shall develop an integration plan in consultation with the management of the Company as required for combining the business operations of the two companies. Subject to the goals, parameters and integration activities outlined in the integration plan, SPI shall (i) provide the employees of the Company with employee incentives under such terms and conditions as not less favorable (taking into account, among other things, tax implications) to the incentives made available by the Company to such its employees as of the date of this Agreement […***…], and thereafter under such terms and conditions as not less favorable (taking into account, among other things, tax implications, local laws, and SPI’s practices with respect to the employees of Acquiror) to those of the incentives made available by SPI to its employees, and (ii) […***…] the […***…] of the […***… ] of the […***…] as of the […***…] of this […***…] at […***…] the […***…] of the […***…] of the […***…] on […***…]. For the sake of achieving the purpose of the strategic alliance as set forth in Section 2.01, both Parties acknowledge their mutual intention to, in principle, maintain the Company’s employment at levels consistent with the requirements of the Company from time to time.

Section 4.11        Development Programs and Clinical Trials. Following the Closing Date, SPI hereby agrees to engage in a program review in consultation with the management of the Company with respect to the development programs and clinical trials listed in Schedule 4.11, with the goal of […***…] an […***…] of […***…] and […***…]. Such review shall be conducted consistent with SPI’s process and practices applied to the assessment of its own product candidates, including the […***…] of a […***…] of […***…] on […***…] of the […***…] of […***…] and […***…] and the […***…] for […***…], and the […***…] at the […***…] be […***…]; provided, however, that […***…] the […***…] to […***…] or […***…] and […***…] its […***…] or […***…] of […***…].

ARTICLE V

INDEMNIFICATION

Section 5.01    Indemnification by the Company. The Company shall indemnify Acquiror from and against all Losses incurred by Acquiror to the extent arising out of or resulting from (i) any inaccuracy or breach of a representation or warranty made by the Company under Section 3.01 or (ii) any breach or failure by the Company to perform any of their covenants or obligations contained in this Agreement.

Section 5.02    Indemnification by Acquiror. Acquiror shall indemnify the Company from and against all Losses incurred by the Company to the extent arising out of or resulting from (i) any inaccuracy or breach of a representation or warranty made by Acquiror under Section 3.02 or (ii) any breach or failure by Acquiror to perform any of its covenants or obligations contained in this Agreement.

Section 5.03    Indemnification Procedure. Whenever any claim shall arise for indemnification under this Article V, the indemnified Person making such claim (the “Indemnified Party”) shall notify the Party from whom indemnification is sought (the “Indemnifying Party”) in writing of the claim and, when known, the facts constituting the basis for such claim; provided, however, that the failure timely to provide such notice shall not release the Indemnifying Person from its obligations under this Article V.

Section 5.04    Limitations. The Indemnifying Party’s liability for all claims made under this Agreement shall be subject to the following limitations: (i) the Indemnifying Party shall […***…] for such claims until the […***…] of the […***…] shall […***…] of the […***…] by the […***…] of all of the […***…] and […***…] of […***…], in which case the Indemnifying Party shall be liable only for the […***…] of the […***…] of the […***…] by the […***…] of all of the […***…] and […***…] of […***…], and (ii) the Indemnifying Party’s […***…] for […***…] shall not […***…] of the […***…] by the […***…] of all of the […***…] and […***…] of […***…]. Notwithstanding the above provisions of this Section 5.04, the limitations provided in this Section 5.04 shall not apply to (i) any claim for fraud or intentional misrepresentation or (ii) any claim for breach of any agreement or covenant contained herein.

ARTICLE VI

TERMINATION

Section 6.01    Termination. This Agreement may be terminated prior to the end of the Offer Period by Acquiror if a condition for withdrawal of the Offer has occurred.

This Agreement shall be automatically terminated if the Offer has been withdrawn or the Offer is not successful due to the failure of obtaining the minimum threshold. This Agreement may not be terminated after the end of the Offer Period if the Offer is successful.

Section 6.02    Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 6.01 shall give written notice of such termination to the other Party to this Agreement.

Section 6.03    Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.01, this Agreement shall forthwith become void and there shall be no liability on the part of any Party to this Agreement or any Financing Party except as set forth in Article V. This sentence and Section 4.07, Section 4.09, Article V and Article VIII shall survive any termination of this Agreement.

ARTICLE VII

GUARANTEE

Section 7.01    Guarantee. SPI hereby absolutely, unconditionally and irrevocably guarantees to and in favor of the Company that the Acquiror shall perform and discharge any and all of its obligations under this Agreement as set forth in this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01    Governing Law. The construction, validity and performance of this Agreement shall be governed in all respects by the laws of Japan.

Section 8.02    Jurisdiction.

(a) Any dispute, action or proceeding arising out of or in connection with this Agreement, including any question regarding its existence, validity, binding effect, breach, amendment or termination shall be subject to the exclusive jurisdiction of the Tokyo District Court.

(b) Notwithstanding anything herein to the contrary, the Parties hereto acknowledge and irrevocably agree (i) that any dispute, action, or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Lenders arising out of, or relating to, the transactions contemplated hereby, the Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the County of New York, Borough of Manhattan, New York, New York and any appellate court thereof and each Party hereto submits for itself and its property with respect to any such dispute, action or proceeding to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such dispute, action or proceeding in any other court, (iii) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such dispute, action or proceeding in any such court, (iv) to waive and hereby waive any right to trial by jury in respect of any such dispute, action or proceeding, (v) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (vi) that any such dispute, action or proceeding shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other jurisdiction.

Section 8.03    Cost and Expenses. Except as otherwise provided in this Agreement, each Party shall bear the costs, expenses and fees (including fees and expenses of the attorneys, certified public accountants, tax advisors and other advisors) incurred by such Party in relation to the preparation, execution and performance of this Agreement.

Section 8.04    Assignment. No Party shall assign or transfer or purport to assign or transfer (whether by operation of Law or otherwise) any of its rights, interests or obligations hereunder without the prior written consent of the other Party; provided, that Acquiror may assign this Agreement and its rights and interests herein without any such consent as collateral to the Lenders in connection with the Financing. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

Section 8.05    Amendments and Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought (except that Section 4.09, Section 6.03, Section 8.02(b), Section 8.04, this Section 8.05 and Section 8.13 shall not be amended, modified, discharged or waived in a manner that is adverse to the Lenders without the prior written consent of the Lenders). No failure or delay by Acquiror or the Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.06    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party. The Parties shall negotiate in good faith in order to seek to agree on the terms of a mutually satisfactory provision to be substituted for any provision found to be invalid, illegal or unenforceable.

Section 8.07    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or email pdf format), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.08    Entire Agreement. This Agreement (including the Schedules and Disclosure Letters hereto) constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof, and supersede any and all previous oral or written agreements or understandings between the Parties in relation to the matters dealt with herein. The Schedules referred to in this Agreement are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

Section 8.09    Notices. Any notice or communication under this Agreement shall be sent to the Parties in English at their respective addresses set forth below or such other addresses as may from time to time be notified. Notices may be sent by hand, or by registered mail (internationally recognized courier service if overseas) or by fax or email, and shall be deemed to be received, if sent by hand, fax or email, one normal working hour (at the place of delivery) after delivery or transmission, and if by registered mail the second Business Day after posting (or, in the case of international courier service, on the fifth Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service).

If to Acquiror:

Sucampo Pharma, LLC.
2-2-16, Sonezakishinchi, Kita-ku, Osaka
Attention: […***…]
Phone: […***…]
Fax: […***…]
Email address: […***…]

If to SPI:

Sucampo Pharmaceuticals, Inc.
4520 East West Highway
Bethesda, MD 20814
USA
Attention: General Counsel
Phone: […***…]

Fax: […***…]
Email address: […***…]

If to the Company:

R-Tech Ueno, Ltd.
NBF Hibiya Bldg. 10F
Uchisaiwaicho 1-1-7
Chiyoda-ku, Tokyo 100-0011
JAPAN
Attention: Office of the President
Phone: […***…]
Fax: […***…]
Email address: […***…]

Section 8.10    Language. This Agreement has been prepared and executed in, and shall be construed in accordance with, the English language. Any Japanese translation prepared by any Party shall be for convenience purposes only, and in the event of a dispute as to interpretation of this Agreement, shall have no bearing on such interpretation.

Section 8.11    Disclosure Schedules. Each Party acknowledges and agrees that disclosure of any item in any section or subsection of a Disclosure Letter shall be deemed disclosure by such Party with respect to any other section or subsection to which the item relates, to the extent the relevance of such item is readily apparent. Matters reflected in the Company Disclosure Letter are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Section, Disclosure Letter or Schedule of this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that such a breach or violation exists or has actually occurred.

Section 8.12    Fraud. Each Party acknowledges and agrees that nothing herein shall relieve or release a Person of any liability in connection with any fraudulent or criminal acts committed by such Person, its Affiliates or their respective representatives, and nothing herein shall provide any indemnification to or release of any Person committing such fraudulent or criminal acts.

Section 8.13    Third-party Beneficiaries. It is expressly agreed by the Parties that the Lenders shall be third party beneficiaries of Section 4.09, Section 6.03, Section 8.02(b), Section 8.04, Section 8.05 and this Section 8.13. Nothing in this Agreement shall be construed to create a right in any employee to employment with Acquiror or the Company or any of their respective Affiliates or successors. No current or former employee or any other individual associated with the Company shall be regarded as a third party beneficiary of this Agreement or have a right to enforce any provisions hereof.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Sucampo Pharmaceuticals, Inc.

By:	/s/ Peter Greenleaf
Name:	Peter Greenleaf
Title:	Chief Executive Officer

Sucampo Pharma, LLC.

By:	/s/ Misako Nakata
Name:	Misako Nakata
Title:	Representative Executor

R-Tech Ueno, Ltd.

By:	/s/ Y. Mashima
Name:	Yukihiko Mashima
Title:	President